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                                                                    EXHIBIT 23.9

                          CONSENT OF FINANCIAL ADVISOR

     We hereby consent to the use of our opinion letter dated October 22, 1997 to the Board of Directors of Premenos Technology Corp. included as "Annex D" to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Olympic Subsidiary Corporation, a wholly owned subsidiary of Harbinger Corporation, with Premenos Technology Corp. and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "Summary -- Opinions of Premenos' Financial Advisor," "The Merger -- Opinion of Premenos' Financial Advisor," "The Merger -- Background of and Reasons for the Merger" and "The Merger -- Premenos' Reasons for the Merger" and to the inclusion of the foregoing opinion as "Annex D" to the Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act") or the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the SEC thereunder.

                                          HAMBRECHT & QUIST LLC

San Francisco, California
October 29, 1997